October 28, 2009

U.S. Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

RE: Tremont Fair, Inc.

Dear Sirs/Madams:

We have read and agree with the comments in Item 4.01 of Form 8-K of Tremont Fair, Inc., dated October 27, 2009 related to the dismissal of our firm as the registrant's independent registered public accounting firm.

Yours truly,

/s/ Stark Winter Schenkein & Co., LLP

Stark Winter Schenkein & Co., LLP
Denver, Colorado